Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Yield10 Bioscience, Inc. of our report dated March 28, 2019, except for the change in method of accounting for leasing transactions due to the adoption of Financial Accounting Standard Board's Accounting Standards Update 2016-02, Leases, described in the Change in Accounting Principle section of Note 2, and the New Lease Accounting section of Note 11, as to which the date is September 9, 2019, relating to the consolidated financial statements of Yield10 Bioscience, Inc. and its subsidiaries, appearing in the Current Report on Form 8-K of Yield10 Bioscience, Inc. filed on September 9, 2019.
We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ RSM US LLP
Boston, Massachusetts
September 9, 2019